                      AMENDMENT TO ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment"), dated as of April 11, 1996, is by and among MENTAL HEALTH MANAGEMENT, INC., a Delaware corporation ("MHM"), and MHM OF OHIO, INC., an Ohio corporation ("MHM-Ohio"), (MHM and MHM-Ohio are referred to herein individually and, as the context requires, collectively as the "Seller"), and BEHAVIORAL HEALTHCARE CORPORATION, a Delaware corporation (the "Parent"), individually and on behalf of various wholly-owned subsidiaries of the Parent (collectively, the "BHC Subs"), (the BHC Subs and the Parent, collectively and individually when the context so requires, the "Purchaser").


                                    RECITALS

     WHEREAS, the Seller and the Purchaser are parties to that certain Asset Purchase Agreement, dated as of January 24, 1996 (the "Agreement"); and

     WHEREAS, the Seller and the Purchaser desire to amend certain provisions of the Agreement with respect to the receivables of the Hospital Businesses and certain other matters.

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements of the parties hereinafter set forth, the parties hereby agree as follows:

     1. AMENDMENTS TO THE AGREEMENT. The Agreement is hereby amended as follows:

          (a) Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

          1.1. SALE OF ASSETS. At the Closing (as hereinafter defined), the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the following assets and properties:

               (a) all real property or leasehold interests in real property used in connection with the operation of the Hospital Businesses, as described in SCHEDULE 1.1(a), together with all buildings, improvements and fixtures located thereupon and all construction in progress (the "Real Property"), such Schedule to include a metes and bounds description for each such parcel of Real Property owned by the Seller;

               (b) all tangible personal property (excluding cash) owned by the Seller and used in connection with the Hospital Businesses (but excluding any such property not located at the Hospitals unless such equipment is necessary for operation of the Hospital Businesses), including, without limitation, all equipment, furniture, fixtures, machinery, vehicles, office furnishings, instruments, leasehold improvements, spare parts, and, to the extent assignable or transferable by the Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (the "Personal Property"), which Personal Property is more specifically described in SCHEDULE 1.1(b);

               (c) all rights, to the extent assignable or transferable, to all licenses, certificates of need, certificates of exemption, franchises, accreditations and registrations and other licenses or permits issued in connection with the Hospital Businesses (the "Licenses"), including, without limitation, the Licenses described in SCHEDULE 1.1(c);

               (d) all of its interest, to the extent assignable or transferable by it, in and to those real property and personal property leases relating to the Hospital Businesses described in SCHEDULE 1.1(d) (collectively, the "Leases");

               (e) all of its interest, to the extent assignable or transferable by it, in and to those contracts and agreements (including, without limitation, purchase orders) relating to the Hospital Businesses set forth in SCHEDULE 1.1(e) (the "Contracts");

               (f) any deposits, escrows, prepaid taxes or other advance payments relating to any expenses of the Hospital Businesses described in
     SCHEDULE 1.1(f) (the "Prepaid Expenses");

               (g) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables existing on the Closing Date (as hereinafter defined) and located at the Hospitals or purchased by Seller for use in connection with the Hospital Businesses described in SCHEDULE 1.1(g) (the "Inventory");

               (h) all documents, records, operating manuals and files, and computer software owned by Seller or its affiliates, pertaining to or used in connection with the Hospital Businesses (the "Software"), including, without limitation, all patient records (but only to the extent transferable), medical records (but only to the extent transferable), financial records, equipment records, construction plans and specifications, and medical and administrative libraries, but excluding Seller's corporate record books, minute books and tax records and any Software not located at the Hospitals unless it is necessary for the operation of the Hospital Businesses;

               (i) all of its rights, if any, to the names and symbols used in connection with the Hospital Businesses other than the name of Seller;

               (j) all insurance proceeds arising in connection with damage to the Assets (as hereinafter defined) occurring after December 31, 1995 and prior to the Closing to the extent not expended on the repair or restoration of such Assets; and

               (k) except as expressly excluded below, all other property owned by the Seller, whether tangible or intangible, located at the Hospitals or necessary for the operation of the Hospital Businesses whether or not reflected on the balance sheet of the Seller (including, without limitation, any claims, other than those presently being pursued by the Seller, against third parties by the Seller relating to the Assets whether known or unknown, contingent or otherwise).

          The foregoing, which (except for the Excluded Assets, as hereinafter defined) are hereafter referred to, collectively, as the "Assets", comprise substantially all of the property and assets (other than accounts receivable) used in the conduct and operation of the Hospital Businesses as of the date of this Agreement, including, without limitation, those assets of the Hospital Businesses reflected on the Seller's balance sheet dated as of December 31, 1995 (the "December 31, 1995 Balance Sheet"), and will include all assets located at the Hospitals or necessary for the operation of the Hospital Businesses and acquired by the Seller between December 31, 1995 and the Closing.

          (b) Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 1.2. EXCLUDED ASSETS. The following assets, which are or might be considered to be related to the Assets, are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the "Excluded Assets"): (i) all cash and cash equivalents; (ii) all

                                        3

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     accounts receivable, including, without limitation, cost-based and non-
     cost-based accounts receivable, of the Hospital Businesses (the "Receivables"); (iii) except as otherwise set forth in Section 10.2, assets, claims and other rights, including, without limitation, any reimbursement from Medicare or Medicaid as a result of the loss by the Seller on the disposal of the Assets for purposes of Medicare and Medicaid reimbursement for all periods ended on or prior to the Closing Date, including the terminating cost reports (the "Special Loss Reimbursement");
     (iv) assets (including, without limitation, real property) necessary for the operation of Oak View Treatment Center, Mountain Crest Hospital and Mountain Crest Behavioral Healthcare System; (v) all rights and privileges under contracts, agreements and leases listed on SCHEDULE 1.2(a); (vi) all supplies, drugs, food and other disposables and consumables disposed of in the ordinary course of business prior to the Closing; and (vii) all documents, records and operating manuals pertaining to the Hospital Businesses deemed proprietary to the Seller and described in SECTION 5.4 or which the Seller is required by law to retain.

          (c) Section 1.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 1.4. PURCHASE PRICE: VALUE OF CERTAIN ASSETS. (a) The purchase price of the Assets (the "Purchase Price") shall be:

             (i) cash, certified or cashier's check, wire transfer or other immediately available funds in the amount of $10,000,000; PLUS

            (ii)    the Value of the Inventory (as defined below); PLUS

           (iii)    the Value of the Prepaid Expenses (as defined below); LESS

            (iv) an amount equal to the Seller's liabilities for accrued "Paid Days Off" ("PDO") and any other vested benefits set forth on SCHEDULE 1.4 (vi) due to the Hired Employees (as defined in Section 5.4); LESS

             (v) the Value of the Other Current Liabilities, Accounts Payable, Salaries

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                    Payable and Payroll Taxes Payable (as hereinafter defined).

          (b) As used herein, the term "Value of the Inventory" shall mean the aggregate book value of the Hospitals' Inventory as of the Closing Date, as initially determined at the Closing by using the amounts set forth on the Interim Balance Sheet (as hereinafter defined) and as finally determined by using the amounts set forth on the Closing Balance Sheet (as hereinafter defined).

          (c) As used herein, the term "Value of the Prepaid Expenses" shall mean the sum of (i) aggregate book value of the Hospitals' Prepaid Expenses as of the Closing Date, as initially determined at the Closing by using the amounts set forth on the Interim Balance Sheet (as hereinafter defined) and as finally determined by using the amounts set forth on the Closing Balance Sheet; and (ii) $36,798, which is the amount expended by Seller to have a new fire alarm system installed at the request of Purchaser at Pacific Shores Hospital.

          (d) As used herein, the term "Value of the Other Current Liabilities, Accounts Payable, Salaries Payable and Payroll Taxes Payable" shall mean the aggregate book value of the Hospital's Other Current Liabilities, Accounts Payable, Salaries Payable and Payroll Taxes Payable, excluding therefrom liabilities for (i) accrued pension expenses, (ii) amounts accrued under the Seller's Employee Stock Purchase Plan or similar benefit plans and (iii) amounts prorated at the Closing pursuant to Section 1.8 as of the Closing Date. Such amount shall initially be determined at the Closing by using the amounts set forth in the Interim Balance Sheet and finally determined by using the amounts set forth on the Closing Balance Sheet.

          (e) Pursuant to the terms of an Escrow Agreement to be agreed upon by the parties, the Purchaser shall escrow a portion of the Purchase Price (not to exceed $300,000) until the Purchaser is satisfied in its reasonable discretion of the satisfactory completion of the work at Windsor Hospital and Pinon Hills Residential Treatment Center more fully described in Exhibit A attached hereto; provided, however, that the Escrow Agreement shall allow disbursement of funds to make progress or final payments to contractors carrying out such work and the Escrow Agreement shall reflect the principles described in Exhibit A.

          (d) Section 1.5 of the Agreement is hereby amended by changing the date "April 30, 1996" to "May 31, 1996."

          (e) Section 1.7(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 1.7.  ADJUSTMENTS TO PURCHASE PRICE.

               (b) Subject to the provisions of Section 1.7(d) below, within ninety (90) days after the Closing Date (or as soon thereafter as possible), the parties shall make final adjustments to the Purchase Price (the "Post Closing Adjustments"). The Seller shall furnish to the Purchaser, within forty-five (45) days after the Closing, a balance sheet of the Seller with respect to the Hospital Businesses as of the close of business on the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet will be used to determine any final adjustments to the Purchase Price relating to (i) the Purchaser's assumption of the Seller's liabilities, and (ii) prorations contemplated hereby.

          (f) Section 4.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 4.4 TITLE COMMITMENTS AND SURVEYS. The Seller will, prior to the Closing, deliver to Purchaser the Title Commitments for owner's title insurance from the Seller's issuing agents of Lawyer's Title (collectively, the "Title Company"). Additionally, the Seller will, prior to the Closing, deliver to the Purchaser ALTA/ACSM as-built surveys of the Real Property (the "Surveys") showing the perimeter boundaries of the Real Property and all improvements thereon. Notwithstanding the foregoing sentence, the Survey relating to the Real Property at Windsor Hospital shall be a recertification of a survey prepared August 4, 1986 (the "1986 Survey"), as recertified on April 10, 1991, as recertified on March 28, 1995. The 1986 Survey was prepared to accuracy standards in effect on August 4, 1986, which is an accurate field survey. The Title Commitments are, and at the Closing the Surveys will be, set forth on SCHEDULE 2.7.

          (g) The following sentence is hereby added to the end of Section 5.2 of the Agreement:

          Upon the Seller's written request, the Purchaser will, at the expense of the Seller based on the Purchaser's actual copying and labor costs, provide to the Seller and its representatives (including, without limitation, its attorneys and accountants) copies of the records transferred to the Purchaser at the Closing (including, without limitation, records of patients treated by the Seller at the Hospitals) after the Closing Date.

          (h) Section 7.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 7.4. CONSENTS, APPROVALS AND LICENSES. The Purchaser shall have received and been issued (either on a contingent or permanent basis) all licenses and approvals (except for Controlled Substance Registration Certificates) required under the provisions of state and federal law necessary for the Purchaser to legally conduct all relevant operations of the Hospitals being conducted by the Seller on the Closing Date, and the Purchaser or the Seller shall have obtained all non-governmental third party consents reasonably necessary for the legal and authorized transfer of all material Assets, including, without limitation, (i) the Scheduled Contracts and Scheduled Leases, (ii) consent to the assignment of the lease for Aspen Hill Hospital, (iii) the release by Copelco Capital, Inc. of its liens on the Seller's property, and (iv) the release by Congress Financial Corporation of its liens to the extent that such liens encumber the Assets.

          (g) Section 8.2 of the Agreement is hereby amended by changing the date "April 30, 1996" to "May 31, 1996."

          (h) Section 10.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

          Section 10.2.  MEDICARE AND MEDICAID, ETC. RECEIVABLES AND PAYABLES.
     (a) With respect to Medicare, Medicaid, CHAMPUS, and cost-based Blue Cross cost reports for periods beginning after the Effective Time (as defined in Section 11.4), the Purchaser and the Seller agree that the Purchaser shall be (i) responsible for filing Medicare, Medicaid, CHAMPUS, and cost-based Blue Cross provider cost reports or forms associated with said periods for the Hospitals, (ii) entitled to any receivables relating to said cost reports, and (iii) responsible for any liabilities relating to said cost reports.

          (b) With respect to Medicare, Medicaid, CHAMPUS, and cost-based Blue Cross cost reports for periods ending prior to the Effective Time, the Purchaser and the Seller agree that the Seller shall be (i) responsible for filing

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     Medicare, Medicaid, CHAMPUS, and cost-based Blue Cross provider cost reports or forms associated with said periods for the Hospital, (ii) entitled to any receivables relating to said cost reports, and (iii) responsible for any liabilities relating to said cost reports.

          (c) With respect to Medicare, Medicaid, CHAMPUS, and cost-based Blue Cross terminating cost reports due as a result of the transactions contemplated herein, the Purchaser and the Seller agree that the Seller shall be responsible for filing, subsequent to the Purchaser's review of such filing, provider cost reports or forms associated with said terminating periods for the Hospitals, and the Seller shall be entitled to any receivables relating to said cost reports (except for any Special Loss Reimbursement as set forth below) and be responsible for any liabilities relating to said cost reports. The Purchaser and the Seller agree that the Seller and the Purchaser shall be entitled to eighty-five percent (85%) and fifteen percent (15%), respectively, of the aggregate Special Loss Reimbursement contained on the terminating cost reports for the Hospitals. This provision shall apply regardless of whether the new settlement on a given cost report is a receivable or a liability. For example, if a given cost report is settled with a liability of $50,000 owing to the Medicare Program, and includes a Special Loss Reimbursement in the amount of $100,000 due the provider, the Seller would remit $15,000 of the Special Loss Reimbursement to the Purchaser, even though the cost report settlement in total is a $50,000 amount due the Medicare Program, which amount shall be paid by Seller.

          (d) The Purchaser agrees that it shall not file or cause to be filed any amended cost reports in the Seller's name for periods ending prior to the Effective Time, for any reason, without the prior written consent of the Seller, the Seller having sole discretion as to the filing of said amended cost reports. With regard to cost reports which have been audited and/or settled, the Purchaser agrees that it shall not request a reopening of, or otherwise cause a reopening of any cost reports which have been settled for periods ending prior to the Effective Time, for any reason, without the prior written consent of the Seller, the Seller having sole discretion as to any provider-initiated reopenings of said settled cost reports. With regard to cost reports which have been filed, but not audited and/or not settled for periods ending prior to the Effective Time, the Purchaser agrees that it shall not negotiate the settlement of said cost reports without the prior written consent of the Seller. Additionally, the Purchaser agrees to notify the Seller immediately upon receiving notification of any settlement or audit action (e.g., notification of desk audit, field audit, proposed audit adjustments, issuance of a notice of intent to reopen, or issuance of a Notice of Program Reimbursement) to be taken by a fiscal intermediary with regard to unaudited and/or unsettled cost reports for periods ending prior to the Effective Time, and the Purchaser shall not file or cause to be filed any amended cost reports in the Seller's name for the terminating cost reporting period, in respect of any home office and intercompany transaction group appeals, without the prior written consent of the Seller, the Seller having sole discretion as to the filing of such amended cost reports.

          (e) Following the Closing, the parties shall cooperate with each other and, except as limited by Section 10.2(a) above, shall make available to each other, as reasonably requested, and to any Medicare/Medicaid, CHAMPUS or cost-based Blue Cross authority, all information, records or documents relating to the Medicare, Medicaid, CHAMPUS and cost-based Blue Cross receivables and payables of the Hospitals and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as is reasonably required, and at the cost of the requesting party, personnel responsible for preparing or maintaining information, records and documents in connection with such matters.

          (f) Any funds received by the Seller, on the one hand, or the Purchaser, on the other hand, due to the other under this Agreement shall be paid to such party within two (2) days after receipt thereof. Any liabilities associated with cost reports for periods ending prior to the Effective Time, including, without limitation, the terminating cost report, must be paid by the Seller no later than the date required by the fiscal intermediary.

          (g) The Seller and the Purchaser agree that the values determined as set forth on SCHEDULE 1.6 represent fair market values of the Assets and that these same values will be used for Medicare, Medicaid, CHAMPUS and cost-based Blue Cross cost reporting purposes.

          (h) The parties represent to each other that the transactions set forth herein reflect an arm's length transaction between the Seller and the Purchaser, that neither party to a significant extent is associated or affiliated with, or has control of, or is controlled by, the other party, and, as a result, the parties intend that on and after the date hereof the Purchaser shall not be deemed to be a "related party" to the Seller under the Medicare and Medicaid regulations.

     2. CAPITALIZED TERMS: CROSS-REFERENCES. All capitalized terms used herein shall have the same meaning as when used in the Agreement. Cross-references, unless otherwise indicated, are to the Agreement.

     3. EFFECT OF AMENDMENT. As hereby amended, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

                                   MENTAL HEALTH MANAGEMENT, INC.


                                   By: /s/Michael S. Pinkert
                                       ---------------------------------------
                                       Michael S. Pinkert,
                                       President and Chief Executive Officer


                                   MHM OF OHIO, INC.


                                   By: /s/Michael S. Pinkert
                                       ---------------------------------------
                                       Michael S. Pinkert,
                                       President and Chief Executive Officer


                                   PARENT

                                   BEHAVIORAL HEALTHCARE CORPORATION


                                   By: /s/ Michael E. Davis
                                       ---------------------------------------
                                       Michael E. Davis,
                                       Chief Financial Officer

                                    EXHIBIT A


     WORK AT WINDSOR HOSPITAL ("WINDSOR"). The work to be carried out at Windsor is described in the memorandum from Bruce Waldo to Mike Pinkert, dated April 5, 1996. The work needed regarding asbestos is described on the page entitled "PSI Findings" and "Sample FHA 29" is encompassed in the first description on that page (i.e., the reference to "721 square feet of asbestos"). Removal of asbestos may not be required in every case; encapsulation may be appropriate in one or more areas.

     WORK AT PINON HILLS RESIDENTIAL TREATMENT CENTER ("PINON"). Construction work to enclose two porches and thereby increase the physical capacity to the full number of licensed beds (53) will be completed. In addition, the Seller will be responsible for the engineering costs of planning and designing, and the construction costs of constructing, a new sewage system capable of handling 5,000 gallons per day. (Any additional costs arising from the planning, design, and construction of a system capable of handling 7,000 gallons per day shall be at the expense of the Purchaser, not the Seller).

     The Escrow Agreement will include the following terms:

     (1) No more than $150,000 will be allocated for the work at Windsor and no more than $150,000 will be allocated for the work at Pinon.

     (2) Any amounts paid by the Seller for the work at either Windsor or Pinon prior to Closing will reduce, dollar-for-dollar, the amount put in escrow at Closing for the work at Windsor or Pinon, as the case may be.

     (3) The funds in escrow may be used to make payment after Closing for the work.

     (4) Any contract not entered into prior to Closing that is needed to complete any work described herein shall be entered into by the Purchaser after the Purchaser obtains the Seller's approval, which approval shall not be unreasonably withheld or delayed.

     (5) If, at any time in the reasonable determination of the Purchaser and the Seller, the funds in escrow are insufficient to pay for work described herein, then the Seller shall promptly deposit an agreed upon amount of funds into the escrow account.

     (6) Upon satisfactory completion of all of the work at Windsor or Pinon, any unspent amounts in escrow allocated for the work at such facility shall be promptly paid to the Seller.

     (7) The amount allocated to the escrow will bear interest at the rate of interest customarily paid upon escrowed funds by the escrow agent.

     Satisfactory completion of the work described above shall be deemed to satisfy any objections that Purchaser has with respect to the physical and environmental condition of the Hospitals resulting from the Seller's disclosures to the Purchaser or the engineering and environmental studies conducted on behalf of the Purchaser.


                                       A-2